Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018 and product supplement no. 3-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated April 19, 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

$90,381,000 Cash-Settled Equity-Linked Notes due April 21, 2023 Linked to the Common Stock of Amazon.com, Inc. Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek full repayment of principal at maturity and an additional return at maturity based on any appreciation of the Reference Stock (measured in terms of the Threshold Price) above the Threshold Price of 144% of the Initial Strike Price. Investors will not receive a positive return at maturity unless the Reference Stock appreciates by more than 44% from the Initial Strike Price to the Final Stock Price.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations equal of $1,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stock:	The common stock, par value $0.01 per share, of Amazon.com, Inc. (Bloomberg ticker: AMZN). We refer to Amazon.com, Inc. as the “Reference Stock Issuer.”
Payment at Maturity:	Your payment at maturity, for each $1,000 principal amount note will be equal to the greater of: • $1,000; and • the Alternative Settlement Amount.
Alternative Settlement Amount:	An amount in cash calculated as follows: $1,000 × (Final Stock Price / Threshold Price)
Threshold Price:	$2,238.00250, which is 144% of the Initial Strike Price
Initial Strike Price:	$1,554.1684, which is a price of one share of the Reference Stock determined on the Pricing Date in the sole discretion of the calculation agent. The Initial Strike Price is not the VWAP or the regular official weekday closing price of one share of the Reference Stock on the Pricing Date. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.
Final Stock Price:	The VWAP of one share of the Reference Stock on the Valuation Date
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the VWAP of one share of the Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock, including an adjustment to take into account any Ordinary Dividend that is higher or lower than the Base Dividend. See “The Underlying — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement, as supplemented by Annex A to this pricing supplement.
Ordinary Dividend:	The regular quarterly cash dividend per one share of the Reference Stock paid by the Reference Stock Issuer
Base Dividend:	From the Original Issue Date to the Valuation Date, $0.00 per quarter per share of the Reference Stock. The Base Dividend is used to calculate any dividend adjustments for Ordinary Dividends. See “Annex A — Supplemental Terms of the Notes — Anti-Dilution Adjustments” in this pricing supplement for further information.
CUSIP:	46647MRL9
Pricing Date:	April 19, 2018
Original Issue Date:	On or about April 26, 2018 (settlement date)
Valuation Date†:	April 19, 2023
Maturity Date†:	April 21, 2023
†	Subject to postponement in the event of certain market disruption events and as described under “Annex A — Supplemental Terms of Notes — Postponement of the Valuation Date” in this pricing supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$90,381,000	$—	$90,381,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will not receive selling commissions for the notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $984.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004518/dp87527_424b2-ps3i.pdf

•	Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Supplemental Terms of the Notes

The terms set out in Annex A to this pricing supplement will apply to the notes offered by this pricing supplement, notwithstanding anything to the contrary in the accompanying product supplement.

JPMorgan Structured Investments —	PS-1
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — We will pay you at least the principal amount per $1,000 principal amount note if you hold the notes to maturity, regardless of the performance of the Reference Stock. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	APPRECIATION POTENTIAL IF THE FINAL STOCK PRICE IS GREATER THAN THE THRESHOLD PRICE — The payment at maturity will exceed the principal amount per $1,000 principal amount note if the Final Stock Price is greater than the Threshold Price, which is 144% of the Initial Strike Price. Under these circumstances, at maturity, for each $1,000 principal amount note, you will receive a cash payment equal to the Alternative Settlement Amount of $1,000 × (Final Stock Price / Threshold Price).
•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Legislation commonly referred to as “FATCA” will apply to the payment on your notes at maturity, and may also apply to the gross proceeds of a sale or other disposition of a note prior to maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) of a sale or other disposition of a note occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 3.59%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,194.21. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.
Calendar Period	Accrued OID During Calendar Period (Per $1,000 principal amount note)	Total Accrued OID from Original Issue Date (Per $1,000 principle amount note) as of End of Calendar Period
April 26, 2018 through December 31, 2018	$24.44	$24.44
January 1, 2019 through December 31, 2019	$37.11	$61.55

JPMorgan Structured Investments —	PS-2
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

January 1, 2019 through December 31, 2019	$37.11	$61.55
January 1, 2020 through December 31, 2020	$38.45	$100.00
January 1, 2021 through December 31, 2021	$39.85	$139.85
January 1, 2022 through December 31, 2022	$41.29	$181.14
January 1, 2023 through April 21, 2023	$13.07	$194.21
•	Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual payment at maturity, if any, that we will make on the notes. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “— Taxed as Contingent Payment Debt Instruments.”

JPMorgan Structured Investments —	PS-3
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT — If the Final Stock Price is less than or equal to the Threshold Price, you will receive no more than the principal amount of your notes, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
•	YOU WILL NOT PARTICIPATE IN THE FULL APPRECIATION OF THE REFERENCE STOCK — Even if the Final Stock Price is greater than the Threshold Price, the payment on the notes at maturity will reflect only appreciation of the Reference Stock in excess of the Threshold Price and that appreciation will be measured in terms of the Threshold Price. For example, taking into account the Threshold Price of 144% of the Initial Strike Price, if the applicable Final Stock Price were equal to 180% of the Initial Strike Price, the payment on the notes would be only $1,250 for each $1,000 principal amount note, for a return of 25%, even though the Reference Stock appreciated by 80% from the Initial Strike Price and by 36% from the Threshold Price, in each case measured in terms of the Initial Strike Price.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE ALTERNATIVE SETTLEMENT AMOUNT IS LINKED TO THE VWAP OF ONE SHARE OF THE REFERENCE STOCK — The Alternative Settlement Amount is calculated by reference to the VWAP of one share the Reference Stock on the Valuation Date and not by reference to the closing price of one share of the Reference Stock on the Valuation Date. The closing price of one share of the Reference Stock may vary significantly from its VWAP. Accordingly, if the VWAP of one share of the Reference Stock is less than its closing price on the Valuation Date and if your payment at maturity is based on the Alternative Settlement Amount, that payment will be less than it would have been if the Alternative Settlement Amount were calculated by reference to the closing price of the Reference Stock on the Valuation Date.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer or providing advisory services to the Reference Stock Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Initial Strike Price will be a price determined on the Pricing Date in the sole discretion of the calculation agent. Although the calculation agent will make all determinations and will take all actions in relation to establishing the Initial Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The

JPMorgan Structured Investments —	PS-4
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the VWAP of one share of the Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the VWAP of one share of the Reference Stock;
•	the time to maturity of the notes;
•	whether we are expected to redeem the notes early;
•	the dividend rate on the Reference Stock;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the Reference Stock Issuer that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, one of our affiliates is expected to provide an indicative value, if requested, for the notes directly to the initial investor of the notes. This value may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

JPMorgan Structured Investments —	PS-5
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

•	no ownership rights in the Reference Stock — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock Issuer contained in this pricing supplement. You should make your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and the Reference Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in Annex A to this pricing supplement or the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS-6
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical payment at maturity on the notes. Each hypothetical payment at maturity set forth below assumes an Initial Strike Price of $1,500 and a Threshold Price of $2,160 (equal to 144% of the hypothetical Initial Strike Price). Each hypothetical final payment set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Stock Price	Percentage Change from Initial Strike Price to Final Stock Price	Alternative Settlement Amount	Final Payment at Maturity
$2,700.00	80.00%	$1,250.00	$1,250.00
$2,475.00	65.00%	$1,145.83	$1,145.83
$2,250.00	50.00%	$1,041.67	$1,041.67
$2,160.00	44.00%	$1,000.00	$1,000.00
$2,100.00	40.00%	$972.22	$1,000.00
$1,950.00	30.00%	$902.78	$1,000.00
$1,800.00	20.00%	$833.33	$1,000.00
$1,650.00	10.00%	$763.89	$1,000.00
$1,500.00	0.00%	$694.44	$1,000.00
$1,350.00	-10.00%	$625.00	$1,000.00
$1,200.00	-20.00%	$555.56	$1,000.00
$1,050.00	-30.00%	$486.11	$1,000.00
$975.00	-35.00%	$451.39	$1,000.00
$900.00	-40.00%	$416.67	$1,000.00
$750.00	-50.00%	$347.22	$1,000.00
$600.00	-60.00%	$277.78	$1,000.00
$450.00	-70.00%	$208.33	$1,000.00
$300.00	-80.00%	$138.89	$1,000.00
$150.00	-90.00%	$69.44	$1,000.00
$0.00	-100.00%	$0.00	$1,000.00

JPMorgan Structured Investments —	PS-7
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The VWAP of one share of the Reference Stock increases from the Initial Strike Price of $1,500 to a Final Stock Price of $1,650.

Because the Final Stock Price is $1,650, the Alternative Settlement Amount is equal to $763.89, calculated as follows:

$1,000 × ($1,650 / $2,160) = $763.89

Because the Alternative Settlement Amount is less than $1,000 and even though the Reference Stock has appreciated by 10% from the Initial Strike Price to the Final Stock Price, the payment at maturity is only $1,000 for each $1,000 principal amount note.

Example 2: The VWAP of one share of the Reference Stock decreases from the Initial Strike Price of $1,500 to a Final Stock Price of $900.

Because the Final Stock Price is $900, the Alternative Settlement Amount is equal to $416.67, calculated as follows:

$1,000 × ($900 / $2,160) = $416.67

Because the Alternative Settlement Amount is less than $1,000, the payment at maturity is $1,000 for each $1,000 principal amount note.

Example 3: The VWAP of one share of the Reference Stock increases from the Initial Strike Price of $1,500 to a Final Stock Price of $2,475.

Because the Final Stock Price is $2,475, the Alternative Settlement Amount is equal to $1,145.83, calculated as follows:

$1,000 × ($2,475 / $2,160) = $1,145.83

Because the Alternative Settlement Amount is greater than $1,000 and even though the Reference Stock has appreciated by 65% from the Initial Strike Price to the Final Stock Price, the payment at maturity is equal to the Alternative Settlement Amount of $1,145.83 for each $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-8
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on the Reference Stock Issuer is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, the Reference Stock Issuer operates retail websites and physical stores; manufactures and sells electronic devices; develops and produces media content; offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through Amazon.com, Inc.; offers developers and enterprises a set of global compute, storage, database and other service offerings; and serves authors and independent publisher with an online publishing platform, along with its own publishing arm. The common stock of the Reference Stock Issuer, par value $0.01 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of the Reference Stock Issuer in the accompanying product supplement. Information provided to or filed with the SEC by the Reference Stock Issuer pursuant to the Exchange Act can be located by reference to SEC file number 000-22513, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing price of one share of the Reference Stock from January 4, 2013 through April 13, 2018. The closing price of one share of the Reference Stock on April 19, 2018 was $1,556.91.

The closing price of one share of the Reference Stock is different from the VWAP of one share of the Reference Stock, and the closing prices are for illustrative purposes only and do not form part of the calculation of any payment on the notes. The VWAP of one share of the Reference Stock on April 19, 2018 was $1,554.3112, calculated in the manner set forth under “Annex A — Supplemental Terms of Notes — Volume Weighted Average Price” in this pricing supplement.

We obtained the VWAP above and the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the closing price of one share of the Reference Stock should not be taken as an indication of future performance of the closing price or VWAP of one share of the Reference Stock, and no assurance can be given as to the VWAP of one share of the Reference Stock on the Valuation Date. There can be no assurance that the performance of the Reference Stock will result a final payment per $1,000 principal amount note above $1,000.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs,

JPMorgan Structured Investments —	PS-9
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Final Payment on the Notes, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for illustrations of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fifth business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time. Any reopening will be completed before the 13th calendar day from the Original Issue Date. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the

JPMorgan Structured Investments —	PS-10
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

JPMorgan Structured Investments —	PS-11
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

Annex A

Supplemental Terms of Notes

Volume Weighted Average Price

The “VWAP” of one share of the Reference Stock (or one unit of any other security for which a VWAP must be determined) on any relevant day means:

•	if the Reference Stock (or that security) is listed or admitted to trading on a national securities exchange, the composite volume-weighted average price (VWAP) of the Reference Stock (or that security) between 9:30 a.m. and 4:00 p.m., New York City time, as calculated by Bloomberg L.P. and displayed on the relevant Bloomberg page (in the case of the Reference Stock, “AMZN US <EQUITY> AQR”), or any successor page, as of approximately 4:15 p.m., New York City time;
•	if the Reference Stock (or that security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (or any successor service) operated by Financial Industry Regulatory Authority, Inc. (the “FINRA”) (the “OTC Bulletin Board”), the volume-weighted average price of the principal trading session on the OTC Bulletin Board on that day; or
•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the Reference Stock (or that security) obtained from as many dealers in the Reference Stock (or that security), but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of the mean, but only to the extent that any of those bids is not the highest or the lowest of the bids obtained, in each case multiplied by the then-current Stock Adjustment Factor, subject to the provisions of “Postponement of the Valuation Date” below and “The Underlying — Reference Stocks — Reorganization Events” in the accompanying product supplement.

Anti-Dilution Adjustments

The provisions set forth under “The Underlying — Reference Stocks — Anti-Dilution Adjustments” in the accompanying product supplement will apply to the notes, provided that the provisions set forth below will apply instead of those set forth under “The Underlying — Reference Stocks — Anti-Dilution Adjustments — Cash Dividends or Distributions”:

If the issuer of the Reference Stock pays an Ordinary Dividend different from the Base Dividend and that Ordinary Dividend does not exceed the Dividend Threshold, then, once the Ordinary Dividend has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which will be the Current Market Price (as defined in the accompanying product supplement with respect to a Reference Stock) of the Reference Stock, and the denominator of which will be (x) the Current Market Price of the Reference Stock minus (y) the excess dividend, where the “excess dividend,” which may be negative, equals the Ordinary Dividend paid minus the Base Dividend.

If the issuer of the Reference Stock pays a dividend or makes a distribution consisting exclusively of cash to all or substantially all holders of shares of the Reference Stock in an aggregate amount that exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the Current Market Price of the Reference Stock and the denominator of which is the amount by which the Current Market Price exceeds the aggregate amount in cash per share of that Reference Stock distributed in that cash dividend or distribution.

The “Dividend Threshold” of the Reference Stock is equal to 10% of the closing price of one share of the Reference Stock on the trading day immediately preceding the ex-dividend date.

Reorganization Events

The following provisions will apply to the notes in addition to those set forth under “The Underlying — Reference Stocks — Reorganization Events” in the accompanying product supplement:

If a Reorganization Event (as defined in the accompanying product supplement) with respect to the Reference Stock occurs, then, for purposes of any determination with respect to the Reference Stock on or after the effective date of that Reorganization Event, the VWAP of one share of the Reference Stock on any relevant day will equal the VWAP of the Exchange Property (as defined in the accompanying product supplement) on that day.

On any relevant day, the “VWAP” of the Exchange Property means the product of:

  the sum of:
•	the VWAP of one share of any Exchange Traded Securities (as defined in the accompanying product supplement) composing the Exchange Property on that day multiplied by the quantity of the applicable Exchange Traded Securities received for each share of the Reference Stock; and

JPMorgan Structured Investments —	A-1
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.

•	the aggregate cash amount of any Exchange Property (other than Exchange Traded Securities), including the aggregate cash amount resulting from the valuation of the Liquidation Property (as defined in the accompanying product supplement) as described above; and
  the Stock Adjustment Factor for the Reference Stock as of the effective date for the Reorganization Event.

If a reorganization event other than those described in the definition of Reorganization Event set forth in the accompanying product supplement occurs with respect to a Reference Stock, the calculation agent may calculate the corresponding adjustment or series of adjustments to the VWAP of one share of the Reference Stock as the calculation agent determines in good faith to be appropriate to account for that reorganization event. You will not be entitled to any compensation from us, JPMorgan Chase & Co. or the calculation agent for any loss suffered as a result of any such adjustment or the calculation agent’s decision not to make any such adjustment.

Postponement of the Valuation Date

The following provisions will apply to the notes instead of those set forth under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other than a Commodity Index)” in the accompanying product supplement:

If the Valuation Date is a Disrupted Day (as defined in the accompanying product supplement), the Valuation Date will be postponed to the immediately succeeding scheduled trading day (as defined in the accompanying product supplement) that is not a Disrupted Day.

In no event, however, will the Valuation Date be postponed to a date that is after the Final Disrupted Valuation Date (as defined in the accompanying product supplement). If the Valuation Date has been postponed to the Final Disrupted Valuation Date and that day is a Disrupted Day, the calculation agent will determine the VWAP of one share of the Reference Stock for the Valuation Date on the Final Disrupted Valuation Date in good faith based on the calculation agent’s assessment of the market value of one share of the Reference Stock on the Final Disrupted Valuation Date.

Market Disruption Events

The provisions set forth under “The Underlying — Reference Stocks — Market Disruption Events for a Reference Stock” in the accompanying product supplement will apply to the notes, provided that each reference to “any security for which a closing price must be determined” shall be deemed to be replaced with “any security for which a VWAP (as defined in the relevant terms supplement) must be determined.”

JPMorgan Structured Investments —	A-2
Cash-Settled Synthetic Equity-Linked Notes Linked to the Common Stock of Amazon.com, Inc.